Exhibit 10.20

In May 2013, Midasplayer.com Ltd (“Company”), a subsidiary of King Digital Entertainment plc, on behalf of the Company and its group of companies (collectively, “Group”), entered into an unwritten management services agreement (“Agreement”) with Apax Partners LLP (“Apax”). The Agreement was terminated on November 30, 2013. Pursuant to the terms of the Agreement, Apax agreed to provide certain management and consulting services to the Group, including strategic advice, secondment of certain Apax personnel to the Group (“Apax Personnel”), financial organization and planning, operations consulting, and advisory services related to public company readiness and such other management and administrative services as the parties mutually determined as necessary (collectively, “Services”). The Company’s senior management supervised Apax Personnel and Apax’s performance of the Services. In consideration for the Services, the Company and Apax agreed to a rate of £3,000.00 per day, for which Apax would invoice the Company. Additionally, the Company agreed to reimburse Apax for Apax’s reasonable out-of-pocket expenses incurred in connection with the Services. The Agreement also required Apax and Apax Personnel who signed confidentiality agreements to hold the Group’s confidential and proprietary information in strict confidence, except if such disclosure was approved in writing by the Company’s senior management. Apax and Apax Personnel were independent contractors of the Company and nothing in the Agreement was to be construed as creating a partnership, joint venture or employment relationship between the Company, the Group, Apax and Apax Personnel.